                                                                                                                                                                                                                                                           Exhibit 99.1

PRESS RELEASE	OLD LINE BANCSHARES, INC
FOR IMMEDIATE RELEASE	CONTACT: JAMES CORNELSEN
July 28, 2017	CHIEF EXECUTIVE OFFICER
(301) 430-2500

Old Line Bank Completes Merger with Damascus Community Bank

BOWIE, MD-- July 28, 2017-- Old Line Bancshares, Inc. (NASDAQ: OLBK), the parent company of Old Line Bank (“Old Line”), announced today the completion of its acquisition of DCB Bancshares, Inc. (OTC Pink: DCBB), the parent company of Damascus Community Bank (“Damascus”). Old Line Bancshares, Inc. is the surviving parent entity, and Damascus has merged with and into Old Line, with Old Line being the surviving bank.

The combination of Old Line and Damascus further strengthens Old Line’s status as the third largest independent commercial bank based in Maryland, with assets of more than $2 billion and 28 full service branches serving nine Maryland counties. This union brings Old Line further into Montgomery and Carroll Counties while enabling entry into Frederick County. The combined bank will have the second-most banking locations of all independent Maryland-based commercial banks.

“Old Line is excited about the opportunities created by the combination of the two community banks and knows that the alliance will add talent to our team, expand our market and cement us as the neighborhood community bank the markets count on,” said James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc.

The aggregate merger consideration, consisting of approximately 1,495,256 shares of Old Line Bancshares, Inc. common stock, was valued at approximately $40.9 million based on the closing price of Old Line Bancshares, Inc. common stock on July 28, 2017. Old Line Bancshares, Inc. has added Stephen J. Deadrick, former Chairman of both DCB Bancshares, Inc. and Damascus, and James R. Clifford, former director of both DCB Bancshares, Inc. and Damascus, to its board of directors and to the board of directors of Old Line Bank.

Ambassador Financial Group, Inc. acted as financial adviser to Old Line Bancshares, Inc. and Baker, Donelson, Bearman, Caldwell & Berkowitz, a Professional Corporation, acted as its legal counsel. RP Financial, LC acted as financial advisor and provided the fairness opinion to DCB Bancshares, Inc. and Gordon Feinblatt LLC acted as its legal counsel.

Old Line Bancshares, Inc. is the parent company of Old Line Bank; a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line was established in 1989 and now has 28 branches located in its primary market area of suburban Maryland counties of Anne Arundel, Baltimore, Calvert, Carroll, Charles, Frederick, Montgomery, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area. For additional information, please visit our website at www.oldlinebank.com or call 301-430-2500.